Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of TG Therapeutics, Inc., of our report, dated March 15, 2016, on our audits of the consolidated financial statements of TG Therapeutics, Inc. and Subsidiaries as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015 and our report dated March 15, 2016 on our audit of the internal control over financial reporting of TG Therapeutics, Inc. and Subsidiaries as of December 31, 2015, which reports are included in TG Therapeutics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ CohnReznick LLP

Roseland, New Jersey

March 15, 2016